EX-5
<FILENAME>
HostPC Contract

Exhibit 5
[HostPC Contract]

Terms, Conditions and Acceptable Use Policy.

HostPC Internet Services (herein referred to as "HostPC") provides Internet World Wide Web page hosting and e-mail services. HostPC has certain legal and ethical responsibilities regarding the use of its computer network and equipment involved in these services. HostPC's general policy is to act as a neutral provider of access to the global Internet. HostPC has specific ethical concerns regarding the use of its computers detailed below. HostPC reserves the right to suspend or cancel a customer's access to any or all services provided by HostPC should HostPC deem that the account has been inappropriately used, even for events that are not specifically outlined in this document.


Specific Acceptable Use Policies

Unauthorized use of other people's accounts or computers
HostPC will strongly react to any use or attempted use of an Internet account or computer without the owner's authorization. Such attempts include "social engineering" (tricking other people into releasing their passwords), password cracking, security hole scanning etc. Any unauthorizeduse of accounts or computers by a HostPC customer, whether or not the attacked account or computer belongs to HostPC, will result in actionagainst the attacker. Possible actions include warnings, account suspensionor cancellation, and civil or criminal legal action, according to the seriousness of the attack. Commercial Advertisements Within E-mail andSpamware Unsolicited commercial advertisements are not allowed in e-mail,and will likely result in account suspension or cancellation. Commercialadvertisements are unwelcome in most Usenet discussion groups and on moste-mail mailing lists. Inappropriate posting may result in account suspensionor cancellation. See the newsgroup or mailing list's charter for whetheradvertising is allowed or not. "Spamming," or sending a message to manydifferent off-topic newsgroups, is particularly unethical and will be treated as such. Sending a message, especially an advertisement, to morethan five or six recipients, is by itself spamming unless the individualshave specifically requested to be added to a mailing list on that topic. E-mail is a person-to-person medium, not a broadcast medium. Sites that provide software or services to acquire e-mail addresses by any means otherthan confirmed opt-in methods, e.g., harvesting addresses from web pages,newsgroup articles, and online directories, or mining addresses using "dictionary attacks" or automated processes for the purpose of deriving e-mail addresses without the knowledge and consent of the owners of thosee-mail addresses will be terminated without issuing a refund.


Acceptable Resource Usage
General
HostPC makes every reasonable attempt to provide an environment suitable for useby its customers for the purpose of an on-line presence, including sufficient bandwidth and CPU resources. Bandwidth and CPU resources are on an open and "firstcome first serve" basis whereby bandwidth and CPU resources are allocated in orderof who requests them first. In this environment, it is possible for a user to consume more than their share of CPU resources and/or bandwidth and therefore impede the performance of the network and servers as a whole, adversely limiting the resources available to other users. HostPC closely monitors the performance ofits systems and network. If at any time HostPC deems that a user is imposing an unreasonable load on a server or the network (such as an inordinate number of CGI processes), HostPC may, at its sole discretion, take any action it deems necessaryto correct the problem and free up resources for other users, includingbut not limited to killing processes or shutting down service for an offending user without notice.

Lawful Purpose
HostPC reserves the right to refuse service to anyone. Customers may only use HostPC'sserver for lawful purpose. Transmission of any material in violation of any Federal, State or Local regulation is prohibited. This includes, but is not limited to copyrighted material, material legally judged to be threatening or obscene, material protected by trade secrets, child pornography and satanic materials. HostPC expressly forbids anyone from using HostPC's servers for the propagation, distribution, housing, processing, storing, or otherwise handling in any way the above, or any other materialwhich we deem to be objectionable. The designation of any materials as such described above is left entirely to the discretion of HostPC's management. HostPC's services areintended for the end user only. Customers cannot sublease, subhost, or give away control of any portion of HostPC's resources. Doing so could result in immediate account cancellation. Your password is considered private and is not to be given out to any third party outside your organization.

Payment Policies
All accounts are set up on a pre-pay basis. All pricing is guaranteed for the term of pre-payment. HostPC reserves the right to change prices at any time. Payment is due each anniversary month or period following the date the account was established. Any account not brought current within a week of e-mail notice or exceeding this time framein any way is subject to suspension. The customer is responsible for all money owed onthe account from the time it was established to the time that the customer notifies HostPC in writing for a request for termination of services. Checks returned unpaid (NSF) will be assessed a $20 charge. All payment is in U.S. currency. We offer a 30 day Money Back Guarantee. After 15 days we pro-rate from the day you cancel to end of month and refund the difference for services days not used.

Cancellation
Customers can cancel service any time. If the customers account comes with our 30 day money-back guarantee, we will refund the full purchase amount plus any setup fees. Due to security concerns, all account cancellations must be done in writing via US mail or fax with a valid signature of the primary contact of the account, account name, reason for cancellation. If payment was made by check or bank transfer, the zip/postal code of the primary contact.

Indemnification
Customer agrees that it shall defend, indemnify, save and hold HostPC harmless from any and all demands, liabilities, losses, costs and claims, including reasonable attorney's fees asserted against HostPC, its agents, its customers, officers and employees, that may arise or result from any service provided or performed or agreed to be performed or any product sold by customer, its agents, employees or assigns. Customer agrees to defend, indemnify and hold harmless HostPC against liabilities arising out of; (1) any injury to person or property caused by any products sold or otherwise distributed in connection with HostPC's server; (2) any material supplied by customer infringing or allegedly infringing on the proprietary rights of a third party; (3) copyright infringement and (4) any defective products sold to customer from HostPC's server.

Disclaimer
HostPC will not be responsible for any damages your business may suffer for any reason,including negligence on our part. This includes loss of data resulting from delays, non-deliveries, wrong delivery, and any and all service interruptions caused by HostPC and its employees. HostPC makes no warranties of any kind, expressed or implied about the services we provide. HostPC specifically disclaims all warranties of merchantability and fitness for a particular purpose.

Registration Agreement (for domain registration)
1. AGREEMENT. In this Service Agreement ("Agreement") "you" and "your" refer to each customer, "we", us" and "our" refer to HostPC and "Services" refers to the services provided by us as offered through HostPC or our associates, the Registration Service Provider ("RSP"). This Agreement explains our obligations to you, and explains your obligations to us for various Services. By selecting our Services you have agreed to establish an account with us for such Services. When you use your account or permit someone else to use it to purchase or otherwise acquire access to additional Services or to cancel your Services (even if we were not notified of such authorization), this Agreement covers such service or actions. By using the Services under this Agreement, you acknowledge that you have read and agree to be bound by all terms and conditions of this Agreement and any pertinent rules or policies that are or may be published by us.

2. SELECTION OF A DOMAIN NAME. We cannot and do not check to see whether the domain name you select, or the use you make of the domain name, infringes legal rights of others. We urge you to investigate to see whether the domain name you select or its use infringes legal rights of others, and in particular we suggest you seek advice of competent counsel. You may wish to consider seeking one or more trademark registrations in connection with your domain name. You should be aware that there is the possibility we might be ordered by a court to cancel, modify, or transfer your domain name. You should be aware that if we are sued or threatened with lawsuit in connection with your domain name, we may turn to you to hold us harmless and indemnify us.

3. FEES, PAYMENT AND TERM. As consideration for the services you have selected, you agree to pay us the applicable service(s) fees. All fees payable hereunder are non-refundable unless we provide otherwise. As further consideration for the Services, you agree to: (1) provide certain current, complete and accurate information about you as required by the registration process and (2) maintain and update this information as needed to keep it current, complete and accurate. All such information shall be referred to as account information ("Account Information"). You hereby grant us the right to disclose to third parties such Account Information. The Registrant, by completing and submitting the Domain
Name Registration Agreement ("Registration Agreement"), represents that the statements in its application are true and that the registration of the selected Domain Name, so far as the Registrant is aware, does not interfere with or infringe upon the rights of any third party. The Registrant also represents that the Domain Name is not being registered for any unlawful purpose.

4. MODIFICATIONS TO AGREEMENT. You agree, during the period of this Agreement, that we may: (1) revise the terms and conditions of this Agreement; and (2) change the services provided under this Agreement. Any such revision or change will be binding and effective immediately on posting of the revised Agreement or change to the service(s) on our web site, or on notification to you by e-mail or regular mail as per the Notices section of this agreement, Section 20. You agree to review our web site, including the Agreement, periodically to be aware of any such revisions. If you do not agree with any revision to the Agreement, you may terminate this Agreement at any time by providing us with notice by e-mail or regular mail as per the Notices section of this agreement,
Section 20. Notice of your termination will be effective on receipt and processing by us. You agree that, by continuing to use the Services following notice of any revision to this Agreement or change in service(s), you abide by any such revisions or changes. You further agree to abide by the ICANN Uniform Dispute Resolution Policy ("Dispute Policy")as amended from time to time. You agree that, by maintaining the reservation or registration of your domain name after modifications to the Dispute Policy become effective, you have agreed to these modifications. You acknowledge that if you do not agree to any such modifications, you may request that your domain name be deleted from the domain name database.

5. MODIFICATIONS TO YOUR ACCOUNT. In order to change any of your account information with us, you must use your Account Identifier and Password that you selected when you opened your account with us. Please safeguard your Account Identifier and Password from any unauthorized use. In no event will we be liable for the unauthorized use or misuse of your Account Identifier or Password.

6. DOMAIN NAME DISPUTE POLICY. If you reserved or registered a domain name through us, or transferred a domain name to us from another registrar, you agree to be bound the Dispute Policy which is incorporated herein and made a part of this Agreement by reference.

7. DOMAIN NAME DISPUTES. You agree that, if the registration or reservation of your domain name is challenged by a third party, you will be subject to the provisions specified in the Dispute Policy in effect at the time of the dispute. You agree that in the event a domain name dispute arises with any third party, you will indemnify and hold us harmless pursuant to the terms and conditions contained in the Dispute Policy. For any dispute, you agree to submit to the jurisdiction of the courts of your domicile, the courts of the geographic location indicated by your WHOIS information for your domain name, and the courts of New York.

8. AGENTS. You agree that, if an agent for you (i.e., an Internet
Service Provider, employee, etc.) purchased our Services on your behalf, you are nonetheless bound as a principal by all terms and conditions herein, including the Dispute Policy.

9. ANNOUNCEMENTS. We reserve the right to distribute information to you that is pertinent to the quality or operation of our services and those of our service partners. These announcements will be predominately informative in nature and may include notices describing changes, upgrades, new products or other information to add security or to enhance your identity on the Internet.

10. LIMITATION OF LIABILITY. You agree that our entire liability, and your exclusive remedy, with respect to any Service(s) provided under this Agreement and any breach of this Agreement is solely limited to the amount you paid for such Service(s). We and our contractors shall not be liable for any direct, indirect, incidental, special or consequential damages resulting from the use or inability to use any of the Services or for the cost of procurement of substitute services. Because some states do not allow the exclusion or limitation of liability for consequential or incidental damages, in such states, our liability is limited to the extent permitted by law. We disclaim any and all loss or liability resulting from, but not limited to: (1) loss or liability resulting from access delays or access interruptions; (2) loss or liability resulting from data non-delivery or data mis-delivery; (3) loss or liability resulting from acts of God; (4) loss or liability resulting from the unauthorized use or misuse of your Account Identifier or Password; (5) loss or liability resulting from errors, omissions,or misstatements in any and all information or service(s) provided under this Agreement; (6) loss or liability resulting from the development or interruption of your Web site or email service. The registrant agrees that we will not be liable for any loss of registration and use of registrant's domain name, or for interruption of business, or any indirect, special, incidental, or consequential damages of any kind (including lost profits) regardless of the form of action whether in contract, tort (including negligence), or otherwise, even if we have been advised of the possibility of such damages. In no event shall our maximum liability exceed five hundred ($500.00) dollars.

11. INDEMNITY. You agree to release, indemnify, and hold us, our contractors, agents, employees, officers, directors and affiliates harmless from all liabilities, claims and expenses, including attorney's fees, of third parties relating to or arising underthis Agreement, the Services provided hereunder or your use of the Services, including without limitation infringement by you, or someone else using the E-mail Service with your computer, of any intellectual property or other proprietary right of any person or entity, or from the violation of any of our operating rules or policyrelating to the service(s) provided. You also agree to release, indemnify and hold usharmless pursuant to the terms and conditions contained in the Dispute Policy. When we are threatened with suit by a third party, we may seek written assurances from you concerning your promise to indemnify us; your failure to provide those assurances may be considered by us to be a breach of your Agreement and may result in deactivation of your domain name.

12. BREACH. You agree that failure to abide by any provision of this Agreement, any operating rule or policy or the Dispute Policy provided by us, may be considered by us to be a material breach and that we may provide a written notice, describing the breach, to you. If within thirty (30) calendar days of the date ofsuch notice, you fail to provide evidence, which is reasonably satisfactory to us,that you have not breached your obligations under the Agreement, then we may delete the registration or reservation of your domain name or terminate your e-mail account without further notice. Any such breach by you shall not be deemed to be excused simply because we did not act earlier in response to that, or any other breach by you.

13. NO GUARANTY. You agree that, by registration or reservation of your chosen domain name, such registration or reservation does not confer immunity from objection to either the registration, reservation, or use of the domain name.

14. DISCLAIMER OF WARRANTIES. You agree and warrant that the information that you provide to us to register or reserve your domain name or register for other Services is, to the best of your knowledge and belief, accurate and complete, and that any future changes to this information will be provided to us in a timely manner according to the modification procedures in place at that time. You agree that your use of our Services is solely at your own risk. You agree that such Service(s) is provided on an "as is," "as available" basis. we expressly disclaims all warranties of any kind, whether express or implied, including but not limited to theimplied warranties of merchantability, fitness for a particular purpose and non-infringement. We make no warranty that the Services will meet your requirements, or that the Service(s) will be uninterrupted, timely, secure, or error free; nor do we make any warranty as to the results that may be obtained from the use of the Service(s) or as to the accuracy or reliability of any information obtained through the our e-mail service or that defects in the Services software will be corrected. You understand and agree that any material and/or data downloaded or otherwise obtained through the use of the our e-mail service is done at your own discretion and risk and that you will be solely responsible for any damage to your computer system or loss of data that results from the download of such material and/or data. We make no warranty regarding any goods or services purchased or obtained through the e-mail service or any transactions entered into through the e-mail service. No advice or information, whether oral or written, obtained by you from us or through the e-mail service shall create any warranty not expressly made herein. Some jurisdictions do not allow the exclusion of certain warranties, so some of the above exclusions may not apply to you.

15. REVOCATION. You agree that we may delete your domain name or terminate your right to use other Services if the information that you provided to register or reserve your domain name or register for other Services, or subsequently to modify it, contains false or misleading information, or conceals or omits any information we would likely consider material to our decision to register or reserve your domain name. You agree that we may, in our sole discretion, delete or transfer your domain name at any time.

16. RIGHT OF REFUSAL. We, in our sole discretion, reserve the right to refuse to register or reserve your chosen domain name or register you for other Services, or to delete your domain name within thirty (30) calendar days from receipt of your payment for such services. In the event we do not register or reserve your domain name or register you for other Services, or we delete your domain name or other Services within such thirty (30) calendar day period, we agree to refund your applicable fee(s). You agree that we shall not be liable to you for loss or damages that may result from our refusal to register or reserve, or delete your domain nameor register you for other Services.

17. SEVERABILITY. You agree that the terms of this Agreement are severable. If any term or provision is declared invalid or unenforceable, that term or provision will be construed consistent with applicable law as nearly as possible to reflect the original intentions of the parties, and the remaining terms and provisions will remain in full force and effect.

18. NON-AGENCY. Nothing contained in this Agreement or the Dispute Policy shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

19. NON-WAIVER. Our failure to require performance by the Registrant of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by us of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

20. NOTICES. Any notice, direction or other communication given under this Agreement shall be in writing and given by sending it via e-mail or via regular mail. In the case of e-mail, valid notice shall only have been deemed to have been given when an electronic confirmation of delivery has been obtained by the sender, in the case of notice to us or to the RSP to support@HostPC.com or, in the case of notice to you, at the e-mail address provided by you in your WHOIS record or as updated from time to time and to you at the mailing address provided in your Affiliate application or as updated from time to time. Any e-mail communication shall be deemed to have been validly and effectively given on the date of such communication, if such date is a business day and such delivery was made prior to 4:00 p.m. (EST time) and otherwise on the next business day. Any communication sent via regular mail shall be deemed to have been validly and effectively given 5 business days after the date of mailing.

21. ENTIRETY. You agree that this Agreement, the rules and policies published us and the Dispute Policy are the complete and exclusive agreement between you and us regarding our Services. This Agreement and the Dispute Policy supersede all prior agreements and understandings, whether established by custom, practice, policy or precedent.

22. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK STATE AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA APPLICABLE THEREIN WITHOUT REFERENCE TO RULES GOVERNING CHOICE OF LAWS. ANY ACTION RELATING TO THIS AGREEMENT MUST BE BROUGHT IN SCHENECTADY COUNTY NEW YORK AND YOU IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS.

23. INFANCY. You attest that you are of legal age to enter into this Agreement.

24. ACCEPTANCE OF AGREEMENT. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. YOU HAVE
INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE
AFFILIATE NETWORK AND ARE NOT RELYING ON ANY REPRESENTATION, GUARANTEE OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT. HostPC reserves the right to revise its policies at any time.